                                                                    Exhibit 99.1



                                                    Contact: Sitrick And Company
                                                             Ann Julsen
                                                             Brenda Adrian
                                                             203-629-4320
                                                             Anita-Marie Hill
                                                             310-788-2850


For Immediate Release
---------------------



           Fine Host Reaches Restructuring Agreement With Noteholders;
 Files Chapter 11 Petition and Plan of Reorganization to Implement Restructuring

            All Subsidiary Companies Excluded from Chapter 11 Filing



     Greenwich, Conn. - January 7, 1999 - Fine Host Corporation (OTC BB: FINE) today announced that it has reached an agreement with a committee representing its noteholders on a financial restructuring of the Company. The Company also announced that, in order to implement the restructuring, it has filed a petition for reorganization under Chapter 11 of the Bankruptcy Code together with a plan of reorganization which embodies the terms of the restructuring and which is supported by the noteholders' ad hoc committee.

     The plan provides for the exchange and satisfaction of all of the Company's $175 million 5% Convertible Subordinated Notes due 2004 for approximately 96 percent of the outstanding equity in a reorganized Fine Host Corporation, and for the elimination of all contingent liabilities associated with shareholder class actions and other litigation relating to Fine Host's previously announced accounting irregularities. The plan also provides that the claims of all clients, vendors and holders of similar unsecured claims will be paid in full. Implementation of the plan of reorganization is subject to confirmation of the plan in accordance with the Bankruptcy Code.

     William D. Forrest, Fine Host's president and chief executive officer, said, "The restructuring agreement reached with representatives of the Company's noteholders and largest creditor constituency will significantly strengthen the Company. It will permit Fine Host to effectively put the challenges of its past behind it, and enable Fine Host to emerge from Chapter 11 with a de-leveraged balance sheet, sufficient cash to fund operations going forward and the ability to access capital to fund new growth initiatives. Moreover, because the plan has the support of the noteholder representatives, the Company expects the Chapter 11 case to move expeditiously toward a successful conclusion."

     Mr. Forrest emphasized that the restructuring will have no impact on the Company's ability to fulfill its commitments to clients and that there will be no interruption in operations at the Company's approximately 900 facilities throughout the nation. He also noted that all of the Company's subsidiaries are excluded from the Chapter 11 filing.

     "During the restructuring period and beyond, Fine Host will continue its commitment to provide the highest level and quality of service that our clients have come to expect. Our daily operations will continue as usual, our vendors will be paid for all supplies furnished and services rendered subsequent to the filing, and all aspects of the business will go on as before. Moving forward, we will continue to provide superior quality contract food services to our existing clients, renew current contracts and write new business," Mr. Forrest said. The Company also seeks court approval to pay all currently outstanding client and vendor claims in accordance with their normal terms during the pendency of the Chapter 11 case.

     Under the terms of the proposed plan of reorganization, holders of Fine Host's $175 million 5% Convertible Subordinated Notes due 2004 are expected to receive, in exchange for their notes, an aggregate of approximately 96 percent of the outstanding common stock of reorganized Fine Host and approximately $45 million in cash. Subject to acceptance of the Plan by the noteholder class, existing and former holders of such notes having claims for rescission or damages relating to the disclosure of the Company's accounting irregularities are expected to receive, under the plan, an aggregate of approximately 3 percent of the outstanding common stock of the reorganized company and warrants to purchase additional shares and also will participate in a litigation trust. If the noteholder class does not accept the Plan, no distributions will be made with respect to this class of claims.

     Existing holders of Fine Host common stock and existing and former holders of Fine Host common stock having claims for rescission or damages relating to the disclosure of the Company's accounting irregularities are expected to receive, under the plan, an aggregate of approximately 1 percent of the outstanding common stock of reorganized Fine Host and warrants to purchase additional shares and also will participate in the litigation trust. This class will receive such distribution only if all other classes accept the plan; if they do not, no distributions will be made with respect to this class. Under the plan, the Company will assign to the litigation trust certain claims it may have related to the Company's alleged accounting irregularities. The plan also provides that all existing shares of Fine Host common stock will be canceled.

     Fine Host Chairman Gerald P. Buccino said, "The Chapter 11 filing and implementation of the plan will enable us to continue to move forward with our strategic plan. There is no question of the quality and potential of Fine Host, its operating units, its people, the product it delivers and the markets it serves. As we move forward with our strategic plan, we will concentrate on continuing to build a solid infrastructure and support mechanism designed to enhance the service provided to our clients."

     Fine Host filed its Chapter 11 case in the U.S. Bankruptcy Court for the District of Delaware in Wilmington.

     Fine Host Corporation and its affiliates provide food and beverage concession and catering services to approximately 900 facilities, primarily through multi-year contracts in the following markets: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary school nutrition programs); the business dining market (corporate cafeterias, office complexes and manufacturing plants); the health care market (long-term care facilities and hospitals); and the corrections market (prisons and jails).

     This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties which are described in the Company's filings with the Securities and Exchange Commission.